Exhibit 10.4

April 16, 2008

Peter Knepper

Dear Peter:

Please allow this Employment Letter (the “Agreement”) to serve as the entire agreement between International Rectifier Corporation (the “Company”) and Peter Knepper (the “Employee”) with respect to certain aspects of Employee’s employment relationship with the Company.

Position and Beginning Date

Effective as of April 16, 2008 (the “Beginning Date”), the Employee will serve as the Company’s Chief Financial Officer (acting) and, if applicable, a duly elected or appointed officer of the Company.  The Employee will work on a full-time basis and be subject to the supervision, direction and control of and report directly to the Company’s President and CEO.

Compensation

Salary:  $63,000 per month.  Employee’s Salary may be increased from time to time by the Company.  The Salary will be processed through payroll and paid at the same time as other employees.  Salary for any portion of a month will be prorated based upon the number of normal workdays remaining in the month.

Cash Bonus:  Employee shall participate in the Company’s executive incentive plan, with a target payout of 35% percent of Employee’s base salary.  The incentive objectives include corporate and individual objectives as established by the CEO and the Compensation Committee of the Board of Directors.

Benefits

The Employee will be eligible for any Company employee retirement and/or 401(k) plan, medical, life insurance and for vacation and holidays consistent with the Company’s policy as it applies to senior management.  The Employee will be exempt from any delay periods otherwise required for vacation and holiday eligibility.

The Company will reimburse the Employee for out-of-pocket expenses incurred by the Employee to the same extent that the Company reimburses other senior managers for such expenses.

The Company agrees to indemnify the Employee as set forth in the Company’s current Bylaws and applicable Delaware law in connection with any cause of action, suit, or other proceeding arising in connection with the Employee’s employment with the Company.  If at a later date the Company amends its Bylaws to make more restrictive Employee’s rights of indemnification, then Employee shall remain subject to indemnification under the Company’s current Bylaws except to the extent in conflict or inconsistent with Delaware law.

The Company will provide the Employee with written evidence that the Company maintains directors’ and officers’ insurance covering the Employee at no additional cost to the Employee, and the Company will maintain director’s and officer’s insurance at all times while the Employee is employed by the Company on the same basis as other senior executives with the Company.  Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of Employee’s employment relationship with the Company for at least three years following the termination of such employment relationship on the same basis as maintained for then senior executives of the Company.

Termination

Employee shall be at-will and can be terminated by the Company at any time without cause and without notice; provided however, if the Company does not provide at least thirty days written notice of termination to Employee, Employee shall be entitled to a severance benefit equal to thirty day’s base salary in lieu of any other severance benefit except in the case of illegal or unethical conduct..  Employee may terminate his or her employment for any reason upon at least 30 days’ prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice.  The Employee will continue to render services and to be paid during such 30-day period.  The Employee may terminate this Agreement immediately if the Company has not remained current in its obligations under this Agreement following a cure period of three business days after written notice from Employee or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This Agreement will terminate immediately upon the death or disability of the Employee.  For purposes of this Agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company’s Board of Directors acting in good faith.

Miscellaneous

The Company acknowledges and agrees that the Employee is and will remain a member of, and has and will retain a non-equity interest in, Tatum, LLC (“Tatum”); provided however, Employee shall receive no compensation from Tatum for the services rendered hereunder.  The Company will have access to certain Tatum resources pursuant to a separate agreement between the Company and Tatum.

This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

Neither the Company nor Employee will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to conflicts-of-laws principles.

The provisions in this Agreement concerning director’s and officer’s insurance, indemnity, and any payment or compensation obligations (including payment of Salary, severance and bonuses) will survive any termination or expiration of this Agreement.

Please sign below and return a signed copy of this Agreement to indicate your agreement with its terms and conditions.

Sincerely yours,

International Rectifier Corporation

By:
Name:
Title:

Acknowledged and agreed by:

EMPLOYEE:

Signature:
Print Name: Peter Knepper